Exhibit 2.33

AMENDED AND RESTATED MARK LICENSE AGREEMENT

THIS AMENDED AND RESTATED MARK LICENSE AGREEMENT (the “Agreement”) is entered into on March 9, 2005 (the “Effective Date”) by Lags Ventures, Inc., a Florida corporation (“LICENSOR”), and Florida Hooters LLC a Nevada limited liability company (“LICENSEE”).

RECITALS

(a)                                  On July 30, 2004, Licensor and Licensee entered into that certain Mark License Agreement (“Original Agreement”) regarding the use by 155 East Tropicana LLC, a Nevada limited liability company (“Company”) of certain intellectual property rights.

(b)                                 In connection with the acquisition of financing to complete certain “renovation improvements” to open the hotel casino owned by Company as a “Hooters Casino Hotel,” the lenders thereof have requested certain amendments and changes to this instrument.

(c)                                  LICENSOR owns or has established rights to use the marks “DAN MARINO’S FINE FOOD & SPIRITS” and “MARTINI BAR” (operated in conjunction with Dan Marino’s Fine Food & Spirits) along with certain logos for restaurant services, restaurant merchandise and gift merchandise related thereto (the “Marks”); and

(d)                                 LICENSEE desires the right to use or let others use the Marks for restaurant and bar services and sale of related merchandise at a hotel casino resort in Las Vegas located at 115 and 155 East Tropicana Avenue, Las Vegas, Nevada 89109 (the “Hotel Casino”); and

(e)                                  LICENSEE desires to open new restaurants at the Hotel Casino and LICENSOR desires to expand its brand identity into the Hotel Casino; and

(f)                                    LICENSEE desires to license certain intellectual property from LICENSOR for LICENSEE to assign such rights to a casino operator to operate and promote restaurants, taverns, lounges and bars using the marks “DAN MARINO’S FINE FOOD & SPIRITS”  and/or “MARTINI BAR”.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.               Definitions and Interpretations

A.                                   Definitions.  The following words shall have the following meanings for the purpose of this Agreement:

(1)                                  “Affiliate” shall mean (i) any Person that controls or ultimately controls, is controlled by or ultimately controlled by, or is under common control with such Party, (ii) any Person resulting from the merger or consolidation with such Party, or (iii) any Person that acquires all or substantially all of a Party’s assets as a going concern.

(2)                                  “Authorities” shall mean the governmental gaming authorities that have the authority to issue governmental gaming-related licenses.

(3)                                  “Gaming Machine” means: (a) any gaming machine, gaming device, slot machine and other device (such as a video lottery terminal that functions like a slot machine) and the like, including, without limitation, single station and multi-station devices, and as set forth in NRS 463.0155, .0191 and all other relevant provisions of the Nevada Gaming Control Act (NRS Chapter 463), as amended; (b) comparable provisions of other jurisdictions where such devices are legal.

(4)                                  “Gross Sales” shall mean the Gross Sales from the restaurants bearing the marks “DAN MARINO’S” or “MARTINI BAR” which such term is more fully defined on Exhibit ”D” attached hereto and incorporated by reference herein.

(5)                                  “Hotel Casino” shall mean that certain hotel casino and all improvements on the real property associated therewith located at 115 East Tropicana Avenue, Las Vegas, Nevada, 89109.

(6)                                  “Indenture” means the indenture or other agreement governing the Notes.

(7)                                  “Intellectual Property” shall mean all domestic, foreign, federal, state and common law trademarks, service marks, domain names, Internet path names and addresses of whatsoever nature, trade dress, copyrights, know-how, show-how, patents, inventions (whether or not patentable), mask works, software, proprietary data, customer lists, strategic plans, financial data, and trade secrets, and all applications for registration and/or issuance with respect to all the foregoing and whether or not any of the foregoing is registerable or patentable, including, without limitation, with respect to all of the foregoing:  (i) all goodwill; (ii) all related licenses; (iii) all parents, continuations, continuations in part, divisionals, reissues and extensions; and (iv) all moral rights.

(8)                                  “LICENSOR Intellectual Property” shall mean the Mark(s), Works, derivatives of the Marks and Works, or any theme, design, menu, food or drink style or trade dress and other Intellectual Property that would reasonably indicate an association or affiliation with the “DAN MARINO’S FINE FOOD & SPIRITS”  and/or “MARTINI BAR” brands and related products and services, regardless of any registration or ability to register such Marks.

(9)                                  “Marks” shall mean those trademarks and service marks associated with the “DAN MARINO’S FINE FOOD & SPIRITS”  and “MARTINI BAR” brands, whether registered or not, as set forth in Exhibit ”A”, including, without limitation, and any and all derivatives thereof.

(10)                            “Notes” means the senior secured notes due 2012 issued by Company and 155 East Tropicana Finance Corp., a Nevada corporation, as they may be amended, restated, restructured or otherwise modified, and any other indebtedness, securities or facilities issued or entered into in repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole or in part, the Notes.

(11)                            “Notes Trustee” means the trustee for the Notes or other collateral agent for the Notes under the Indenture.

(12)                            “Operating Agreement” shall mean the Amended and Restated Operating Agreement of Company dated March 9, 2005.

(13)                            “Party” shall mean either LICENSOR or LICENSEE and “Parties” shall mean both LICENSOR and LICENSEE.

(14)                            “Person” means any individual, company (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

(15)                            “Works” shall mean those creative works associated with the “DAN MARINO’S FINE FOOD & SPIRITS” and “MARTINI BAR” brands and which are owned by LICENSOR, including, but not limited to, the works as set forth in Exhibit ”B”.

B.                                     Section / Subsection References.  References to a “Section” or “Subsection” shall be deemed references to an enumerated Section or Subsection of this Agreement.  Section headings and Subsection labels are used for convenience and referential notation only and shall have no interpretative effect or impact whatsoever.

C.                                     Exhibit References.  References to an “Exhibit” shall be deemed references to alphabetized Exhibits attached to this Agreement and which are hereby incorporated by this reference in the Agreement.

2.               LICENSE & MATERIALS

A.                                   Subject to the terms and conditions of this Agreement, LICENSOR grants to LICENSEE, and LICENSEE accepts, for the Term of this Agreement, an exclusive license to use, sublicense and assign the rights to use the LICENSOR Intellectual Property on or in association with the design, development, use and operations of restaurants, bars, taverns,  lounges and other similar hospitality service businesses at the Hotel Casino.   LICENSEE shall not assign or sublease its rights under this Agreement without the prior written consent of LICENSOR.

B.                                     LICENSOR shall provide all necessary materials and specifications for restaurants, bars, taverns, lounges and other similar hospitality service businesses using the LICENSOR Intellectual Property as set forth in Exhibit C, as may exist now or in the future.

3.               TERM

A.                                   Initial Term.  The initial term of this Agreement shall be effective upon the Effective Date and shall remain effective until twenty (20) years after the Effective Date (the “Initial Term”) unless sooner terminated in accordance with the terms and conditions hereof.

B.                                     Extended Term.  LICENSEE may extend the term of this Agreement upon at least thirty (30) days written notice prior to the expiration of the Initial Term, for an additional Ten (10) years (the “Extension Term”), provided that such an extension is in writing.

4.               MARK LICENSE FEES

A.                                   In consideration for the licenses granted hereunder, and commencing upon use of any of the Marks for restaurant services at the Hotel Casino, LICENSEE agrees to pay to LICENSOR during the Term of this Agreement, a royalty equal to six percent (6%) of Gross Sales (the “Mark Fee”).

B.                                     The Mark Fee owed LICENSOR shall be calculated on a monthly calendar basis (the “Mark Fee Period”) subject to any subordination or deferral as agreed upon by LICENSOR or its Affiliate,  and shall be payable no later than thirty (30) days after the termination of the preceding full calendar month.

C.                                     The LICENSOR agrees to subordinate the payment of the Mark Fee in favor of (i) the prior payment in full in cash of all obligations of the Company and its subsidiaries under the Indenture and the Notes and (ii) the EW Preferred Return (as defined in the Operating Agreement) as further set forth in the Operating Agreement.

D.                                    In addition to the Mark Fee, Licensee shall pay Licensor for all training fees, set-up fees and other start-up items customarily incurred by LICENSOR and its Affiliates in similar licensor/licensee situations, which such fees and amounts shall not be subordinated or deferred to any other amount for any reason.

5.               DEVELOPMENT AND QUALITY CONTROL

A.                                   No Use of Confusingly Similar Marks.  LICENSEE shall not use, in any manner whatsoever, during or after the Term, any Intellectual Property that is confusingly similar to the Marks and Works, which unlawfully competes with the Marks or Works or that otherwise infringes upon the Intellectual Property rights of LICENSOR.  Further, LICENSEE will not use, and will not authorize others at any time whether during or after the Term to use, the Marks or Works as part of any corporate, business or trading name or style.

B.                                     Registration Rights.  LICENSOR will retain the sole right to apply for the registration or renewal of trademarks, service marks and other proprietary rights for the LICENSOR Intellectual Property and any marks incorporating any of the foregoing anywhere in the World.  LICENSEE will not, and will not authorize others to, at any time, whether during the Term or after termination of this Agreement, apply anywhere in the world to register any trademarks or copyright works identical to or confusingly similar to the LICENSOR Intellectual Property.

C.                                     Reservation of Rights.  All rights in the LICENSOR Intellectual Property other than those specifically granted herein are reserved to LICENSOR for its own use and benefit.  LICENSEE acknowledges, except as expressly provided herein, that it will not acquire any rights of whatsoever nature in the LICENSOR Intellectual Property as a result of LICENSEE’s use thereof, and that all uses of the LICENSOR Intellectual Property by LICENSEE will be deemed licensed uses that inure to the benefit of LICENSOR for the purposes of delimiting the subject matter and geographic scope of LICENSOR’s use of any trademarks, service marks, trade names or trade dress included in such LICENSOR Intellectual Property.  Without limiting the foregoing, LICENSEE acknowledges that it will have no right to use the

LICENSOR Intellectual Property in any manner that is not in accordance with all applicable commercial laws, gaming laws, weights and measure laws, city ordinances, and county ordinances.

D.                                    Initial Quality. The restaurant and bar design, décor and services shall be of a high quality which is objectively comparable to the current establishment and operations at the Dan Marino’s Fine Food & Spirits and Martini Bar operated in St Petersburg, FL at the retail center commonly known as Baywalk, as well as the Dan Marino’s Fine Food & Spirits located in South Miami, FL in the retail center commonly known as The Shops at Sunset..

E.                                      Ongoing Quality. If the quality of the restaurants, bars, lounges, taverns or other hospitality businesses bearing the Marks falls below the quality as set forth in Section 5.D of this Agreement, then LICENSEE shall use its best efforts to restore such quality.  In the event that LICENSEE has not taken appropriate steps to restore such quality within thirty (30) days after receiving written notification from LICENSOR, LICENSOR shall have the right to terminate this Agreement and require that the LICENSEE cease using the LICENSOR Intellectual Property.

F.                                      Inspection.  The LICENSEE agrees to permit LICENSOR or its representative to inspect the facilities where the restaurants, bars, lounges, taverns or other hospitality businesses bearing the Marks  are located, provided  such inspection is during regular business hours, and does not unreasonably disrupt LICENSEE’s business.

6.               INDEMNITY

A.                                   LICENSEE shall indemnify, defend, and hold harmless LICENSOR, its affiliates, and managers, directors, officers, agents and employees, at its sole expense, against any and all proceedings, suits, claims, demands, causes of action, debts or liabilities, including reasonable attorneys’ fees and amounts paid in settlement arising out of or in connection with:  (1) LICENSEE’s breach of any representation, warranty, covenant, restriction or other agreement contained in this Agreement; and (2) any claim or allegation of a third party of personal injury or property damage attributable to the acts, omissions or negligence of LICENSEE or LICENSEE’s employees or agents in connection with LICENSEE’s use of the LICENSOR Intellectual Property or, including any other use of any goods or services bearing the Marks.

B.                                     LICENSOR shall indemnify, defend and hold harmless LICENSEE, its affiliates, and managers, directors, officers, agents and employees, at its sole expense, against any and all proceedings, suits, claims, demands, causes of action, debts or liabilities, including attorneys’ fees and amounts paid in settlement arising out of or in connection with: (1) LICENSOR’s breach of any representation, warranty, covenant, restriction or other agreement contained in this Agreement; and (2) any claim or allegation of a third party related to LICENSEE’S use of the LICENSOR Intellectual Property or rights licensed by LICENSOR or obtained by LICENSEE pursuant to this Agreement, which does not arise from any negligence or misconduct on the part of LICENSEE.

C.                                     Claims Procedures.  With respect to any claims falling within the scope of the foregoing indemnifications:  (a) each Party agrees promptly to notify the other of and keep the other fully advised with respect to such claims and the progress of any suits in which the other Party is not participating; (b) each Party shall have the right to assume, at its sole expense, the defense of a claim or suit made or filed against the other Party;  (c) each Party shall have the right to participate, at its sole expense, in any suit instituted against it and to approve any attorneys selected by the other Party to defend it, which approval shall not be unreasonably withheld or delayed; and (d) a Party assuming the defense of a claim or suit against the other Party shall not settle such claim or suit without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

7.               INTELLECTUAL PROPERTY

A.                                   LICENSOR hereby warrants, represents and covenants that it has the right to use the marks “DAN MARINO’S FINE FOOD & SPIRITS” and “MARTINI BAR” and other LICENSOR Intellectual Property for use with and on restaurants, bars, taverns, lounges and other similar hospitality service businesses.and that LICENSOR has secured all rights conveyed hereunder, including, but not limited to, the rights of publicity to license the use of Dan Marino’s name for the uses contemplated in this Agreement.

B.                                     LICENSOR hereby warrants, represents and covenants that it is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted or proposed to be conducted.

C.                                     LICENSOR and LICENSEE each hereby warrant, represent and covenant that each respective party has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary and appropriate corporate action on the part of LICENSOR and LICENSEE, respectively.  This Agreement has been duly executed and delivered by the parties and constitutes the legal, valid and binding obligation of LICENSOR and LICENSEE, enforceable in accordance with its terms, except as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

D.                                    LICENSOR hereby warrants, represents and covenants that there is no litigation pending or threatened against LICENSOR or the LICENSOR Intellectual Property that would in any way limit or otherwise affect its ability to perform its obligations under this Agreement or the enforceability hereof.

E.                                      LICENSEE acknowledges, understands, and agrees that LICENSOR shall retain all right, title and interest in the LICENSOR Intellectual Property as well as any modifications made to, or derivatives based on, the LICENSOR Intellectual Property created by or on behalf of LICENSEE.

F.                                      LICENSEE agrees to execute any documents reasonably requested by LICENSOR to effect any of the above provisions.

G.                                     LICENSEE agrees that its use of the Marks inures to the benefit of LICENSOR and that LICENSEE shall not acquire any rights in the Marks, except as provided under this Agreement.

8.               LICENSE VALUABLE.

A.                                   LICENSEE acknowledges and agrees that the use of the Mark “Martini Bar” and the operation of a bar in conjunction with the operation of “Dan Marino’s Fine Food & Spirits” is unique and valuable to the LICENSOR Intellectual Property as a whole.  LICENSEE shall continue to use “Martini Bar” Mark along with the “Dan Marino’s Fine Food & Spirits” Mark, all as a part of the LICENSOR Intellectual Property, and pay the Mark Fee unless and until such time as good cause is established to cease such use.

9.               INFRINGEMENT

A.                                   LICENSEE shall promptly provide written notice to LICENSOR upon learning of any potential, unlawful infringement of the rights licensed under this Agreement within the United States.  LICENSOR shall have the right, in its discretion, to institute and prosecute lawsuits against third persons within the United States for infringement of the rights licensed in this Agreement.  If LICENSOR does not institute an infringement suit within thirty (30) days of LICENSEE’S written notice of such potential infringement, LICENSEE may institute and prosecute such lawsuit, at LICENSEE’s sole cost and expense.

B.                                     Any lawsuit shall be prosecuted solely at the cost and expense of the party bringing suit, and all sums recovered in any such lawsuits, whether by judgment, settlement or otherwise, in excess of the amount of reasonable attorneys’ fees and other out of pocket expenses of such suit, shall be retained by the party bringing the suit.

C.                                     Upon request of the party bringing the lawsuit, the other party shall execute all papers, testify on all matters, and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit.  The party bringing suit shall reimburse the other party for the reasonable attorneys’ fees and expenses incurred as a result of such cooperation.

10.         GAMING

A.                                   LICENSEE To Pursue Own License.  LICENSEE shall not operate any Gaming Machine from a property bearing the Marks unless LICENSEE has received all required state, city, and county licenses required to operate Gaming Machines.  All efforts and expenses required for LICENSEE to receive all required state, city, and county licenses required to operate Gaming Machines shall be at the sole effort of LICENSEE and at the sole expense of LICENSEE.

B.                                     LICENSOR Cooperation.  LICENSOR shall promptly cooperate with the reasonable requests of LICENSEE in providing any information required by the Authorities to enable LICENSEE to receive all required state, city, and county licenses required to operate Gaming Machines.

11.         GENERAL PROVISIONS

A.                                   Independent Parties.  The Parties are independent contractors.  No partnership or joint venture is intended to be created by this Agreement, nor any principal-agent or employer-employee relationship.  Neither Party has, and neither Party shall attempt to assert, the authority to make commitments for or to bind the other Party in any manner whatsoever.  Although this Agreement contains covenants with respect to confidential information, this Agreement does not constitute and shall not be construed as constituting a partnership or joint venture, and the Parties disclaim any other intent to create a fiduciary relationship between them.

B.                                     Notices.  Notices herein will be delivered and effective as follows:  every notice required or contemplated by this Agreement to be given by either Party shall be in writing and may be given by hand delivery, by overnight commercial courier delivery service or Express Mail, by telecopy, or by certified mail return receipt requested, addressed to the Party for whom it is intended, at the address as follows:

To LICENSOR:

4411 Cleveland Avenue
Ft. Myers, Florida 33901

To LICENSEE:

107 Hampton Road, Suite 200
Clearwater, Florida 33759

Any Party may change its address for notice by giving notice to the other Party of the change. Any notice under this Agreement shall be deemed delivered on the date of hand delivery; the next business day after delivery to an overnight commercial courier service or to the United States Postal Service for Express Mail for delivery on the next business day; the date telecopied, if electronic confirmation of delivery is obtained and retained; or three (3) days after mailing by certified mail return receipt requested.

C.                                     Choice of Law.  This Agreement shall be construed according to the substantive and procedural laws of the State of FLORIDA, United States of America, without regard to its conflicts of laws principles. LICENSEE hereby irrevocably consents to jurisdiction and venue in the courts sitting in the State of FLORIDA (or the federal courts sitting in and for the State of FLORIDA).

D.                                    Assignment. Neither Party may assign this Agreement, in whole or in part, without the other Party’s prior written consent (which will not be unreasonably withheld or delayed), except that either Party may assign this Agreement to a subsidiary or affiliate.  Whenever in this Agreement one of the Parties hereto is named or referred to, the successors and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of the Parties shall be binding upon and inure to the benefit of their respective successors and assigns, whether so expressed or not.  Notwithstanding the foregoing restriction on assignment or transfer in this Paragraph 11(D), LICENSOR, LICENSEE and Company hereby consent to (a) a transfer of this Agreement to, and/or (b) the termination of this Agreement by, the Notes Trustee or a purchaser in a foreclosure sale upon the occurrence of an “Event of Default” (as defined in the Indenture).

E.                                      Waiver of Jury Trial.  The Parties irrevocably waive all rights to trial by jury in any action, proceeding or counterclaim.

F.                                      Dispute Resolution Procedure.  Prior to any legal proceeding to resolve any material issue that may arise between the Parties in connection with this Agreement, the Parties agree that they shall try to resolve such issue between them through the “Dispute Resolution Procedure” by conference of officers of LICENSOR and LICENSEE as follows.  The parties shall refer the issue to the President of LICENSOR and the President of LICENSEE.  Such procedures shall be invoked by either Party by presenting to the other a “Notice of Request for Resolution of Dispute” (a “Notice”) identifying the issues in dispute to be addressed.  A telephone conference of the designated officers (or another officer designated by a party, provided such officer is of similar stature in his/her respective company) will be held within five (5) business days after the delivery of the Notice.  Before filing any court action, the Parties agree first to try in good faith to timely settle the dispute through non-binding mediation before resorting to litigation.  Such mediation shall be initiated within ten (10) business days of the Parties’ failing to resolve the issues by themselves, by submitting a Request for Mediation to the National Arbitration Form, Mediation Coordinator, 1700 West Highway 36, 500 Rosedale Towers, St. Paul, MN  55113, and shall be conducted according to the mediation rules of the National Arbitration Forum.  The Parties agree to share the cost of any mediation equally.

G.                                     Partial Invalidity.  In the event that any portion of this Agreement shall be unenforceable in whole or in part, said provision shall be limited or curtailed to the extent necessary to bring it within the requirement of present or future law, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

H.                                    Incorporation. This Agreement constitutes the entire understanding and agreement between the Parties with regard to the subject matter herein, and the Parties further agree that this Agreement expressly supersedes any and all prior agreements or communications between the Parties, whether oral or written, in connection with the subject matter hereof.  This Agreement may not be amended, modified or changed except by a writing executed by both Parties hereto.

I.                                         Waiver.  None of the terms of this Agreement, including this section, or any term, right, or remedy herein shall be deemed waived unless such waiver is in writing and signed by the Party to be charged therewith.  No written waiver shall excuse the performance of any act other than as specifically referenced therein, and no waiver shall be deemed or construed to be a waiver of such terms or conditions for the future or any subsequent breach thereof.

J.                                        Binding on Successors.  This Agreement will be binding upon and inure to the benefit of the Parties and their successors and assigns permitted by this Agreement.

K.                                    Representation by Counsel - Mutual Negotiation.  Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement.  This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the Parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any Party.  The Parties hereto and their respective counsel have reviewed this Agreement, and the normal rule of construction to the effect that any ambiguities in this Agreement are to be resolved against the drafting Party are not to be employed in the interpretation of this Agreement.

L.                                      Compliance with Regulatory Agencies.   Each Party specifically acknowledges that the other Party may be subject to the gaming and licensing requirements of various jurisdictions and may be obliged to take reasonable efforts to determine the suitability of its business associates.  Each Party agrees to cooperate fully with the other Party in providing the other Party with any information that the requesting Party deems necessary or appropriate in assuring itself that the other Party possesses the good character, honesty, integrity and reputation applicable to those engaged in the gaming industry, and each Party specifically warrants and represents to the other that there is nothing in its background, history, or reputation that would be deemed unsuitable under the standards applicable to the gaming industry. Information provided by either Party pursuant to this Agreement shall be kept confidential by the other Party to the extent reasonably possible and not used for any purpose other than compliance matters.  If, during the term of this Agreement, either Party is notified by any of the Nevada Authorities that the conduct of business with the other Party (or any of its subsidiaries or affiliates) will jeopardize the first Party’s (or any of its subsidiaries’ or affiliates’) license or ability to be licensed, or if either Party reasonably concludes that the other Party fails to meet the criteria set forth above, this Agreement shall terminate upon written notice (such notice shall provide a detailed explanation as to why the other Party fails to meet the criteria set forth above) by the complaining Party unless the other Party is able, within sixty (60) days of such notice, to cure any such condition to the satisfaction of the applicable Nevada Authority.

M.                                 Force Majeure. Neither party shall be liable for failure to perform or delay in performing any obligation under this Agreement if the failure or delay is caused by any circumstances beyond its reasonable control, including, but not limited to, acts of God, war, civil commotion or industrial dispute (“Force Majeure”). If such delay or failure continues for at least thirty (30) days, the party not subject to the force majeure shall be entitled to terminate this Agreement by notice in writing to the other.

N.                                    Counterparts.  This agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which counterparts shall be deemed to be one and the same document.  Parties may execute this agreement by signatures obtained through facsimile, and those signatures may be relied upon by the other Party as valid as if they were signed in the presence of the other Party.

EACH PERSON SIGNING BELOW REPRESENTS THAT HE OR SHE HAS READ THIS AGREEMENT IN ITS ENTIRETY, UNDERSTANDS ITS TERMS, IS DULY AUTHORIZED TO EXECUTE THIS AGREEMENT ON BEHALF OF THE PARTY INDICATED BELOW BY HIS OR HER NAME, AND AGREES ON BEHALF OF SUCH PARTY THAT SUCH PARTY WILL BE BOUND BY THOSE TERMS.

[REST OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS]

Signature Page to Marinos/Martini Bar Amended Restated License Agreement

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized representative on the day and year first written above.

FLORIDA HOOTERS LLC, a Nevada limited liability company

By:	Hooters Gaming LLC, a Nevada limited liability company
Its:	Member

	By:	HG Casino Management, a Nevada corporation
	Its:	Manager

		By:	/s/ Neil Kiefer
Neil Kiefer, President

By:	Lags Ventures, LLC, a Nevada limited liability company
Its:	Member

	By:	/s/ Dave Lageschulte
Dave Lageschulte, its Sole Member

LAGS VENTURES, INC.

a Florida corporation

By:	/s/ Dave Lagaeschulte
Name:	Dave Lageschulte
Its:

S-1

EXHIBIT A

THEME X TRADEMARKS IN CONNECTION WITH THE THEME X BRAND

Mark	Serial #	Registration #
DAN MARINO’S TOWN TAVERN

MARTINI BAR

[insert logos and other marks and logos  likely to appear in the establishments]

i

EXHIBIT B

THEME X COPYRIGHTS/CREATIVE WORKS IN CONNECTION WITH THE “DAN
MARINO’S TOWN TAVERN” and “MARTINI BAR” BRANDS

[insert logos and other works and designs  likely to appear in the establishments]

EXHIBIT C

Materials and Specifications Supplied by Theme X.

Menus

Recipes

Beverage Glass Designs

Painting Scheme Specifications

[insert other stuff provided by the licensor to make these themed restaurants like their counterparts in Florida]

EXHIBIT “D”

Definition of Gross Sales

For purposes of the Mark License Agreement to which this exhibit is attached, the term “Gross Sales” shall have the meaning set forth on this Exhibit.   Further, in this definition, “Licensee” shall refer to Florida Hooters LLC and “Licensor” shall refer to Lags Ventures, Inc.

(A)                              The term “Gross Sales” shall mean: the total price charged for all LICENSOR Intellectual Property, licensed goods, merchandise, tickets, beverages and food sold, whether for cash or on a charge, Hotel Casino comp or discount, credit, time basis or otherwise, without reserve or deduction for inability or failure to collect, including, but not limited to, the following: (i) orders received or filled at any LICENSOR Intellectual Property restaurant or bar within the Hotel Casino made by mail, telephone, the internet or other means; (ii) sales by means of mechanical and other vending machines in any LICENSOR Intellectual Property restaurant or bar within the Hotel Casino; (iii) all door, entrance or cover fees for events within any LICENSOR Intellectual Property restaurants or bar; (iv) all gross income received from any LICENSOR Intellectual Property restaurant, bar or retail operations in, at, on or from the LICENSOR Intellectual Property restaurants or bars (including, without limitation, the type of transactions described above); and (v) any other LICENSOR Intellectual Property branded food or merchandise sales occurring on or about the Hotel Casino, which in the ordinary course of business would be credited or attributed to the operation of LICENSOR Intellectual Property restaurant or bar sales at or the Hotel Casino and which are neither included in nor excluded from Gross Sales by the other provisions of this instrument, but without any duplication; and in all cases without deduction or allowance for cost of inventory, or other costs or expenses of purchasing, selling and transporting, or other costs or expenses related to overhead or franchise fees or taxes, except as specifically provided below.

(B)                                There shall not be included, or if included in the calculation of Gross Sales, there shall be deducted, as the case may be, provided that specific record is made at the time of each transaction: (i) the actual net amount of refunds where the item is returned by the purchaser to and accepted by Licensee; (ii) discount coupons and other discounts, promotions and giveaways, credits or allowances actually made or allowed by Licensee in accordance with reasonable business practices upon transactions included within Gross Sales (and not purchased through the internet except to the extent such sale is included in Gross Sales) ; provided, however, that any giveaway, discount, comp or any other such guest benefit generated by or from the Hotel Casino (and not in the ordinary course of restaurant operations) shall not be deducted from Gross Sales regardless of the reimbursement mechanism by the Hotel Casino to the restaurant, bar or retail establishment using the LICENSOR Intellectual Property; (ii) sales or other taxes (including liquor taxes), paid directly or indirectly by the customer, collected by Licensee and actually paid to the governmental taxing authorities; (iii) the exchange of merchandise where such exchanges are made solely for the convenient operation of Licensee’s business and not for the purpose of consummating a sale; (iv) returns to shippers or manufacturers for credit; (v) sales of fixtures and/or equipment which are not part of Licensee’s stock in trade; (vi) bulk sales or wholesale transfers of merchandise not in the ordinary course of business; (vii) the amount of any walk outs; (viii) sales to employees of Licensee at a discount; (ix) Licensees accounts receivable consisting of bad checks and bad debts; provided, however, if such accounts are actually collected later, the amounts shall be included in Gross Sales at such time,; (x) service charges levied against sales through the use of national bank cards or other similar third party credit services such as “Visa” or “Mastercard” and check verification charges; (xi) the amount received from the sale of gift certificates until such certificates are treated as a sale (or otherwise recognized as income) at the hotel/casino/restaurant pursuant to Licensee’s bookkeeping practices; (xiii) proceeds of property and liability insurance policies, whether or not such proceeds reflect a gain or loss from an accounting or GAAP standpoint.

(C)                                STATEMENTS OF GROSS SALES.

Within twenty (30) days after the end of each calendar month included in the Term, Licensee shall deliver to Licensor a written statement certified by Licensee setting forth (i) the amount of Gross Sales made during such month; (ii) the aggregate amount of Gross Sales made during such month; (iii) the amount of deductions or exclusions from Gross Sales taken in accordance with above, if any; (iv) the aggregate consent fee due for such month; and (vi) the consent fee then due for such month.

If Licensee shall fail to deliver any statement of Gross Sales when due and does not cure such failure within ten (10) days after written notice from Licensor, in addition to all of Licensor’s other rights and remedies hereunder, (i) Licensee shall pay to Licensor, as additional fees, an amount equal to $500 per day for each day such statement is overdue; and (ii) upon not less than ten (10) days prior notice to Licensee, Licensor shall have the right to cause an audit of all books, records and bank accounts of Licensee pertaining to the licensed activities and to prepare the statements which Licensor has failed to deliver.

(D)                               RECORDS AND AUDITS.

The business of Licensee shall be operated so that a duplicate dated sales slip, dated invoice, register receipt or similar evidence of payment, shall be issued with each transaction resulting in Gross Sales or exclusions therefrom.  Licensee shall keep at the premises or at the home or regional office of Licensee, a general ledger, sales receipts, sales records and other supporting documentation for at least three 3() years after the end of the period to which they pertain.  All such documentation shall disclose in detail all information required to permit Licensor to verify Licensee’s Gross Sales and conform to, and be in accordance with, generally accepted accounting principles consistently applied.  If the documentation Licensee is required to maintain is insufficient to permit Licensor to verify Gross Sales and exclusions therefrom, Licensor shall have the right to examine or audit Licensee’s books and records pursuant to Section  below and if such examination or audit reflects an understatement in the amount of consent fee paid by Licensee, Licensee shall pay to Licensor, upon demand, the resultant deficiency in Conent Fees, together with interest thereon, as well as the cost of such examination or audit, including, without limitation, all reasonable travel expenses incurred by Licensor in conducting such examination and/or audit.

Licensor, its agents and employees shall have the right at any time during normal business hours after not less than ten (10) days’ prior written notice to Licensee, to cause an examination or complete audit to be made of the documentation described in  (insert) and such other documentation, including, without limitation, bank accounts as Licensor shall reasonably require, provided that such examination or audit is made within three (3) years after Licensor’s receipt of Licensees Gross Sales statement.  If any audit or examination shall disclose that any statement of Gross Sales understates Gross Sales for the reporting period (i) to any extent, Licensee shall pay to Licensor upon demand the resultant deficiency in Consent Fees, together with Interest thereon (need to cover); and (ii) to the extent of three percent (3%) or more, Licensee shall pay to Licensor as additional consent fees, upon demand, the cost of the audit or examination including, without limitation, all reasonable travel expenses incurred by Licensor in conducting such audit. If any audit is required under this section, or a controversy arises regarding any fees paid pursuant to this instrument, Licensee shall retain its books and records until such audit is terminated or controversy is resolved.

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